Exhibit 99.1

Finjan Signs Licensing Agreement with Avast Software

E. Palo Alto, Nov. 16, 2015 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, today announced that on November 15, 2015, Finjan, Inc. (“Finjan”), a wholly-owned subsidiary of Finjan Holdings, Inc., entered into a Confidential Patent License, Settlement and Release Agreement (the “Agreement”), with Avast Software s.r.o., a company organized and existing under the laws of the Czech Republic (“AVAST”). The terms of the Agreement are confidential.

With its 20 year history in cybersecurity, Finjan’s investments in innovation are captured in its rich portfolio of patents that are centered around proactively detecting previously unknown and emerging threats on a behavior-based basis. Finjan welcomes Avast to its growing list of stellar cybersecurity software and technology licensees.
ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

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Twitter: @FinjanHoldings
LinkedIn: linkedin.com/company/finjan
Media Contact:
Nicholas Gaffney | Zumado Public Relations
(415) 732-7801 | ngaffney@zumado.com

Investor Contact:
Vanessa Winter | Finjan
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC
(650) 282-3245 | investors@finjan.com